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                                                                     EXHIBIT 5.1

                                          September 1, 2000

Energy East Corporation
One Canterbury Green, Fourth Floor
Stamford, CT 06901

        Re:  Post-Effective Amendment No. 1 on Form S-8
           to Registration Statement on Form S-4

Ladies and Gentlemen:

    We have acted as counsel for Energy East Corporation (the "Company") in connection with Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") to the Registration Statement on Form S-4 (the "Registration Statement"). The Post-Effective Amendment being filed with the Securities and Exchange Commission relates to the proposed issuance of up to 400,000 shares of the Company's common stock, with a par value of one cent ($0.01) per share (the "Common Stock") pursuant to the Connecticut Natural Gas Corporation Employee Savings Plan and the Connecticut Natural Gas Corporation Union Employee Savings Plan (the "Plans"). All such shares of Company Common Stock were originally registered under the Registration Statement in connection with the merger of CTG Resources, Inc., a Connecticut corporation, into the Company's wholly-owned subsidiary, Oak Merger Co., a Connecticut corporation (the "Merger") pursuant to the Agreement and Plan of Merger by and among CTG Resources, Inc., the Company and Oak Merger Co. dated as of June 29, 1999, (the "Merger Agreement"), filed as Appendix A to the Proxy Statement/Prospectus which forms a part of the Registration Statement. All capitalized terms not otherwise defined herein have the same meaning as defined in the Registration Statement.

    As counsel to the Company, we are generally familiar with its corporate proceedings and have examined the Post-Effective Amendment, the Registration Statement and the Merger Agreement and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In addition, we have made such other and further investigations as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

    Based on the foregoing and upon such further examination of corporate records and documents and matters of law as we have considered necessary or desirable for the purposes of this opinion, it is our opinion that the Common Stock, when issued in accordance with the terms of the Merger Agreement for shares held by the Plans as of the Effective Date, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

    The opinion expressed herein is limited to the laws of the State of New York and to applicable United States federal law and we express no opinion as to the laws of any other jurisdiction.

    We hereby consent to the making of the statement with reference to our firm under the heading "Legal Matters" in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment.

                                          Very truly yours,

                                          Huber Lawrence & Abell